As filed with the Securities and Exchange Commission on December 15, 2025

Registration No. 333-271902

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-271902

UNDER

THE SECURITIES ACT OF 1933

Clearside Biomedical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-2437375
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification Number)

900 North Point Parkway, Suite 200

Alpharetta, Georgia 30005

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George Lasezkay, Pharm.D., J.D.

President and Chief Executive Officer

Clearside Biomedical, Inc.

900 North Point Parkway, Suite 200

Alpharetta, Georgia 30005

(678) 270-3631

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Ballantyne

Paul Alexander

Cooley LLP

11951 Freedom Drive

Reston, VA 20190

(703) 456-8000

Approximate date of commencement of proposed sale to the public: Not applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Clearside Biomedical, Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3, Registration File No.  333-271902 (the “Registration Statement”), which was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2023, and declared effective on May 19, 2023, registering the offering, issuance and sale by the Company of (i) a maximum aggregate offering price of $150,000,000 of the Company’s common stock, preferred stock, debt securities, and/or warrants from time to time in one or more offerings, and (ii) a maximum aggregate offering price of $50,000,000 of the Company’s common stock that may be issued and sold pursuant to a sales agreement between the Company and Cantor Fitzgerald & Co.

By filing this Post-Effective Amendment, the Company has terminated the offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of post-effective amendment, removes from registration any and all of its securities that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on this 15th day of December, 2025.

CLEARSIDE BIOMEDICAL , INC.

By:	/s/ Charles A. Deignan
Charles A. Deignan Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.